Exhibit 99.1

Marathon Petroleum Reports Second-Quarter 2012 Results

•	Continued strong performance driven by wider refining margins

•	Period-over-period growth in Speedway segment income

•	Registration statement filed for initial public offering of a midstream MLP

•	Initial $850 million share repurchase program completed

•	Dividend increased 40 percent

•	Detroit Heavy Oil Upgrade Project on budget and on schedule

FINDLAY, Ohio, July 31, 2012 – Marathon Petroleum Corporation (NYSE: MPC) today reported second quarter net income of $814 million, or $2.38 per diluted share, compared with net income of $802 million, or $2.24 per diluted share, in the second quarter of 2011. For the second quarter of 2012, net income adjusted for special items was $867 million, or $2.53 per diluted share, compared with net income adjusted for special items of $819 million, or $2.29 per diluted share for the second quarter of 2011.

	Three Months Ended June 30
(In millions, except per–diluted-share data)	2012	2011
Net income	$814	$802
Adjustments for special items (net of taxes):
Pension settlement expenses	53	—
Income tax law changes	—	17

Net income adjusted for special items(a)	$867	$819

Net income – per diluted share	$2.38	$2.24
Adjusted net income – per diluted share	$2.53	$2.29
Weighted average shares – diluted	341	358
Revenues and other income	$20,257	$20,794

(a)	Net income adjusted for special items is a financial measure not in accordance with generally accepted accounting principles (GAAP) and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of net income adjusted for special items.

“Our operational flexibility and location of our assets enabled us to optimize operations and capture value from dynamic market conditions to produce strong earnings,” said MPC President and Chief Executive Officer Gary R. Heminger. “With our refining capacity balanced almost evenly between the Midwest and the U.S. Gulf Coast, we were able to take advantage of strong crack spreads and increasing production of Canadian and unconventional crudes. At the same time, Speedway achieved a 34 percent increase in segment income over the second quarter of 2011, due primarily to an increase in merchandise and refined product margins.”

Heminger also noted that MPC took an important strategic step on July 2 by filing a registration statement in anticipation of a proposed initial public offering of common units of MPLX LP, a master limited partnership. MPLX LP, a wholly owned subsidiary of MPC, was formed as MPC’s primary vehicle to own, operate, develop and acquire crude oil pipelines, hydrocarbon-based products pipelines and other midstream assets. An application is being made to list the common units on the New York Stock Exchange under the symbol “MPLX.”

Heminger also provided updates on other recent and ongoing MPC initiatives. “During the second quarter, Speedway completed the acquisition and integration of 87 GasAmerica locations. In mid-July, Speedway completed the acquisition and integration of 10 Road Ranger locations,” said Heminger. “Our Detroit Heavy Oil Upgrade Project also continues to be on budget and on schedule, and we expect it to be operational by year-end. This investment is intended to enhance margins by equipping the refinery to process lower cost feedstocks, including Canadian bitumen-type crudes.”

Commenting on the company’s recently completed $850 million accelerated share repurchase program, Heminger said it represented an important component of MPC’s ongoing plan to return capital to shareholders with $1.15 billion remaining under the current $2 billion share repurchase authorization. “We remain committed to maximizing total returns to our shareholders, and recognize the trust our investors have placed in us to exercise discipline in the allocation of capital,” he said. “We will continue to strike a balance between making value-enhancing investments in our business and returning capital to shareholders. Our recent decision to increase the quarterly dividend from 25 cents to 35 cents per share further underscores this commitment.”

Segment Results

Total income from operations was $1,307 million in the second quarter of 2012, compared with $1,325 million in the second quarter of 2011.

	Three Months Ended June 30
(In millions)	2012	2011
Income from Operations by Segment
Refining & Marketing	$1,325	$1,260
Speedway	107	80
Pipeline Transportation	50	54
Items not allocated to segments:
Corporate and other unallocated items	(92)	(69)
Pension settlement expenses	(83)	—

Income from operations	$1,307	$1,325

Refining & Marketing

Refining & Marketing segment income from operations was $1,325 million in the second quarter of 2012, compared with $1,260 million in the second quarter of 2011. The $65 million increase was principally the result of a higher Refining & Marketing gross margin, which increased to $11.13 per barrel in the second quarter of 2012 from $10.78 per barrel in the second quarter of 2011. The primary factor contributing to the increase in the gross margin was a higher Chicago and U.S. Gulf Coast LLS 6-3-2-1 blended crack spread, which increased to $8.46 per barrel in the second quarter of 2012 from $5.53 per barrel in the second quarter of 2011.

As of June 30, 2012, the Detroit Heavy Oil Upgrade Project was 96 percent complete and remains on budget and on schedule for expected construction completion in the third quarter of 2012. Immediately following, there will be a 70-day planned turnaround, with the upgraded refinery anticipated to be online by year-end.

	Three Months Ended June 30
(mbpd = thousand barrels per day)	2012	2011
Key Refining & Marketing Statistics
Refinery throughputs (mbpd)
Crude oil refined	1,208	1,196
Other charge & blendstocks	131	176

Total	1,339	1,372
Refined product sales volume (mbpd)(a)	1,571	1,561
Refining & Marketing gross margin ($/barrel)(b)	$11.13	$10.78
(a)	Includes intersegment sales
(b)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation and amortization, divided by Refining & Marketing segment refined product sales volume.

Speedway

Speedway segment income from operations was $107 million in the second quarter of 2012, compared with $80 million in the second quarter of 2011. The $27 million increase was primarily the result of higher merchandise, gasoline and distillates gross margins, partially offset by an increase in operating expenses. Speedway gasoline and distillates gross margin per gallon averaged 16.39 cents in the second quarter of 2012, compared with 15.02 cents in the second quarter of 2011.

Speedway same-store merchandise sales increased 2.2 percent in the second quarter of 2012, compared with a 0.3 percent increase in the second quarter of 2011. Same-store gasoline sales volume increased 2.1 percent in the second quarter of 2012, compared with a decrease of 4.5 percent in the second quarter of 2011.

During the second quarter of 2012, Speedway completed the acquisition and integration of 87 GasAmerica locations throughout Indiana and Ohio. This acquisition supports MPC’s strategy to increase Speedway sales volumes and complements the company’s existing network of assets.

	Three Months Ended June 30
	2012	2011
Key Speedway Statistics
Gasoline and distillates sales (million gallons)	756	725
Gasoline and distillates gross margin ($/gallon)(a)	$0.1639	$0.1502
Merchandise sales (in millions)	$776	$743
Merchandise gross margin (in millions)	$203	$178
Convenience stores at period end	1,455	1,378
Same-store gasoline sales volume (period over period)	2.1%	(4.5%)
Same-store merchandise sales (period over period)	2.2%	0.3%
(a)	The price paid by consumers less the cost of refined products, including transportation and consumer excise taxes, and the cost of bankcard processing fees, divided by gasoline and distillates sales volume.

Pipeline Transportation

Pipeline Transportation segment income from operations was $50 million in the second quarter of 2012, compared with $54 million in the second quarter of 2011. The decrease was primarily due to a decrease in pipeline affiliate income.

	Three Months Ended June 30
	2012	2011
Key Pipeline Transportation Statistics
Pipeline throughput (mbpd)(a)
Crude oil pipelines	1,193	1,221
Refined product pipelines	954	1,014

Total	2,147	2,235

(a)	On owned common-carrier pipelines, excluding equity method investments.

Corporate and Special Items

Corporate and other unallocated expenses increased $23 million in the second quarter of 2012 compared with the second quarter of 2011. The increase primarily reflects the impact of being a stand-alone company in 2012 compared to expenses incurred prior to the June 30, 2011 spinoff. During the second quarter of 2012, we recorded pretax cumulative pension settlement expenses of $83 million resulting from the level of employee lump sum retirement distributions occurring in 2012. During the second quarter of 2011, state income tax legislative changes were enacted, primarily in Michigan, resulting in an adverse tax impact of $17 million.

Strong Financial Position and Liquidity

On June 30, 2012, the company had $1.9 billion in cash and cash equivalents, an unused $2 billion revolving credit agreement and a $1 billion unused trade receivables securitization facility. The company’s credit facilities and cash position should provide the company with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders. As of June 30, 2012, the company’s strong financial position was further reflected by its debt-to-total-capital ratio of 24 percent.

Conference Call

At 10 a.m. EDT today, MPC will hold a webcast and conference call to discuss the earnings release and provide an update on company operations. Interested parties may listen to the conference call on MPC’s website at http://www.marathonpetroleum.com by clicking on the “2012 Second-Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Thursday, August 16. Financial information, including the earnings release and other investor-related material, will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet.

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About Marathon Petroleum Corporation

MPC is the nation’s fifth-largest refiner, with a crude oil capacity of approximately 1.2 million barrels per calendar day in its six-refinery system. Marathon brand gasoline is sold through more than 5,000 independently owned retail outlets across 18 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s fourth largest convenience store chain, with approximately 1,460 convenience stores in seven states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. MPC’s fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company’s distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:

Pamela Beall (419) 429-5640

Beth Hunter (419) 421-2559

Media Contacts:

Angelia Graves (419) 421-2703

Robert Calmus (419) 421-3127

In addition to net income determined in accordance with GAAP, MPC has provided supplemental “net income adjusted for special items,” a non-GAAP financial measure that facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to MPC’s ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release. “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP. We believe certain investors use “net income adjusted for special items” to evaluate MPC’s financial performance between periods. Management also uses “net income adjusted for special items” to compare MPC’s performance to certain competitors.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, MPC’s current expectations, estimates and projections concerning MPC business and operations. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include: volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; changes in governmental regulations; transportation logistics; the availability of materials and labor, delays in obtaining necessary third-party approvals, and other risks customary to construction projects; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; impacts from our repurchases of shares of MPC common stock under our stock repurchase authorization, including the timing and amounts of any common stock repurchases; the possibility the filing of the MPLX LP registration statement may not result in the pursuit or consummation of a public offering of units in a master limited partnership; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (the “SEC”). In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10-K are available on the SEC website, at http://www.ir.marathonpetroleum.com or by contacting MPC’s Investor Relations Office.

A registration statement relating to MPLX LP securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities of MPLX LP in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per-share data)	2012	2011	2012	2011
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$20,240	$20,732	$40,504	$38,551
Sales to related parties	3	28	4	51
Income from equity method investments	9	17	11	26
Net gain on disposal of assets	1	4	3	5
Other income	4	13	10	32

Total revenues and other income	20,257	20,794	40,532	38,665
Costs and expenses:
Cost of revenues (excludes items below)	16,789	16,654	34,098	31,211
Purchases from related parties	57	981	120	1,766
Consumer excise taxes	1,428	1,269	2,808	2,478
Depreciation and amortization	236	218	466	434
Selling, general and administrative expenses	376	288	639	505
Other taxes	64	59	138	127

Total costs and expenses	18,950	19,469	38,269	36,521

Income from operations	1,307	1,325	2,263	2,144
Related party net interest and other financial income	—	18	—	35
Net interest and other financial income (costs)	(17)	(10)	(39)	(24)

Income before income taxes	1,290	1,333	2,224	2,155
Provision for income taxes	476	531	814	824

Net income	$814	$802	$1,410	$1,331

Per-share data
Basic:
Net income	$2.39	$2.25	$4.09	$3.74
Weighted average shares:(a)	340	356	344	356
Diluted:
Net income	$2.38	$2.24	$4.07	$3.72
Weighted average shares:(a)	341	358	346	358
Dividends paid	$0.25	$—	$0.50	$—

(a)	The number of weighted average shares for the periods ended June 30, 2012, reflect the impact of the share repurchase program. For comparative purposes, it has been assumed that the 356 million (basic) and 358 million (diluted) shares outstanding as of the June 30, 2011, spinoff date were also outstanding for the three and six months ended June 30, 2011.

Supplemental Statistics (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(Dollars in millions)	2012	2011	2012	2011
Income from Operations by Segment
Refining & Marketing	$1,325	$1,260	$2,268	$2,062
Speedway	107	80	157	113
Pipeline Transportation	50	54	92	105
Items not allocated to segments:
Corporate and other unallocated items	(92)	(69)	(171)	(136)
Pension settlement expenses	(83)	—	(83)	—

Income from operations	1,307	1,325	2,263	2,144
Net interest and other financial income (costs)	(17)	8	(39)	11

Income before income taxes	1,290	1,333	2,224	2,155
Income tax provision	476	531	814	824

Net income	$814	$802	$1,410	$1,331

Capital Expenditures and Investments(a)
Refining & Marketing	$178	$220	$331	$376
Speedway(b)	187	97	198	102
Pipeline Transportation	60	24	98	38
Corporate and Other(c)	56	44	94	73

Total	$481	$385	$721	$589

(a)	Capital expenditures include changes in capital accruals.
(b)	Includes Speedway’s acquisitions of 87 convenience stores in May 2012 and 23 convenience stores in May 2011.
(c)	Includes capitalized interest.

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
MPC Consolidated Refined Product Sales
Volumes (thousands of barrels per day (mbpd))(a)	1,591	1,578	1,574	1,570
Refining & Marketing (R&M) Operating Statistics
Refinery throughputs (mbpd):
Crude oil refined	1,208	1,196	1,177	1,155
Other charge and blendstocks	131	176	153	192

Total	1,339	1,372	1,330	1,347
Crude oil capacity utilization (percent)(b)	101	105	99	101
Refined product yields (mbpd):
Gasoline	724	744	720	738
Distillates	422	429	409	419
Propane	26	26	26	25
Feedstocks and special products	102	117	116	116
Heavy fuel oil	18	21	17	21
Asphalt	71	59	62	54

Total	1,363	1,396	1,350	1,373
R&M refined product sales volume (mbpd)(c)	1,571	1,561	1,551	1,551
R&M gross margin ($/barrel)(d)	$11.13	$10.78	$9.76	$8.78
Direct operating costs in R&M gross margin ($/barrel)(e):
Planned turnaround and major maintenance	$0.88	$0.65	$0.96	$0.94
Depreciation and amortization	1.39	1.26	1.39	1.29
Other manufacturing(f)	3.05	2.94	3.11	3.23

Total	$5.32	$4.85	$5.46	$5.46
Speedway Operating Statistics
Convenience stores at period end	1,455	1,378
Gasoline and distillates sales (million gallons)	756	725	1,462	1,418
Gasoline and distillates gross margin ($/gallon)(g)	$0.1639	$0.1502	$0.1377	$0.1288
Merchandise sales (millions)	$776	$743	$1,471	$1,406
Merchandise gross margin (millions)	$203	$178	$382	$336
Pipeline Transportation Operating Statistics
Pipeline throughput (mbpd)(h):
Crude pipelines	1,193	1,221	1,157	1,197
Refined product pipelines	954	1,014	935	994

Total	2,147	2,235	2,092	2,191

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.
(b)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.
(c)	Includes intersegment sales.
(d)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation and amortization, divided by R&M segment refined product sales volume.
(e)	Per barrel of total refinery throughputs.
(f)	Includes utilities, labor, routine maintenance and other operating costs.
(g)	The price paid by consumers less the cost of refined products, including transportation and consumer excise taxes, and the cost of bankcard processing fees, divided by gasoline and distillates sales volume.
(h)	On owned common-carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(Dollars in millions)	2012	2011	2012	2011
Segment EBITDA(a)
Refining & Marketing	$1,516	$1,436	$2,644	$2,417
Speedway	135	108	212	167
Pipeline Transportation	62	65	116	127

Total Segment EBITDA(a)	1,713	1,609	2,972	2,711
Total segment depreciation & amortization	(231)	(215)	(455)	(431)
Items not allocated to segments:
Corporate and other unallocated items	(92)	(69)	(171)	(136)
Pension settlement expenses	(83)	—	(83)	—

Income from operations	1,307	1,325	2,263	2,144
Net interest and other financial income (costs)	(17)	8	(39)	11

Income before income taxes	1,290	1,333	2,224	2,155
Income tax provision	476	531	814	824

Net income	$814	$802	$1,410	$1,331

(a)	Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by management to assess our operating performance and also is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

Select Financial Data (Unaudited)

(Dollars in millions)	June 30, 2012	March 31, 2012
Cash and cash equivalents	$1,895	$2,205
Total debt(a)	3,335	3,321
Stockholders’ equity	10,326	9,216
Debt-to-total-capital ratio (percent)	24	26

Cash provided from operations (quarter ended)	$269	$347

(a)	Includes long-term debt due within one year.